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For Immediate Release


                 NORTHROP GRUMMAN AND INTELLI-CHECK COLLABORATE
                       ON DEPARTMENT OF DEFENSE INITIATIVE

      - Industry Team To Pilot Cross-Credentialing Identification System -


RESTON, VA AND WOODBURY, NY -- AUGUST 27, 2003 -- Northrop Grumman Corporation (NYSE:NOC) and Intelli-Check, Inc. (AMEX:IDN), a leader in advanced document and age verification systems, today announced that they are collaborating to pilot a prototype cross-credentialing system that recognizes and authenticates the identity of visitors to military and defense industry facilities. As Northrop Grumman has announced, the company and its team members have received approval from the Department of Defense to administer the test with the Defense Department's Defense Manpower Data Center (DMDC). The pilot is expected to commence in October 2003.

Northrop Grumman's Information Technology (IT) and Mission Systems sectors lead the team developing the Defense Cross-credentialing Identification System
(DCIS), an initiative to meet the Defense Department's growing need for a standardized system that recognizes dissimilar individual credentials.

DCIS is an identity service for physical access across facilities. The DCIS prototype will accept and process credentials, including the DOD Common Access Card and similar, standardized industry identification documents, from all participating federated DCIS agencies and contractors. The authentication process will include a live-scan comparison of biometrics.

The pilot optionally includes Intelli-Check's proprietary technology contained in its IDC-1400 to enhance the enrollment station for the non-DOD constituents and as a verification mechanism on identity.

"The state-issued driver's license has become a de facto credential that is broadly accepted as a form of identification. We value our industry partnership with Intelli-Check because of the benefit that its proprietary identification verification technology brings to this Defense Department initiative," stated Lew Henderson, NGMS Program Manager for DCIS, Monterey, California.

Frank Mandelbaum, chairman and chief executive officer of Intelli-Check, added, "We are pleased to be partnering with NGMS on this initiative. Intelli-Check's ID-CHECK technology offers fast, accurate verification of many identification documents, which is a vital component of identity technology. We believe that our integrated solution is designed to address the Defense Department's need for a standardized identification system."

As previously announced in April, Intelli-Check and Northrop Grumman Mission Systems entered into a cooperation agreement under which the two companies agreed to work together to market identification verification solutions to federal, state and local government entities as well as commercial organizations.

ABOUT NORTHROP GRUMMAN MISSION SYSTEMS

Northrop Grumman Mission Systems, based in Reston, Va., is a $3.5 billion global integrator of complex, mission-enabling systems and services for defense, intelligence and civil government markets. The sector's technology leadership and expertise spans areas such as strategic systems, including ICBMs; missile defense; intelligence, surveillance and reconnaissance; command and control; and technical services and training. It is part of Northrop Grumman Space & Mission Systems Corp.


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ABOUT INTELLI-CHECK, INC.

Intelli-Check, Inc. (www.intellicheck.com) is a developer and marketer of proprietary document verification technology, which is contained in its ID-CHECK(R) units. The multi-purpose ID-CHECK system authenticates the validity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Through its patented technology, ID-CHECK analyzes and displays information encoded in magnetic stripes and barcodes found on state and government-issued identification cards from more than 50 jurisdictions. ID-CHECK units are fully capable of increasing security and are being used as a tool to deter terrorism at military installations, high profile buildings, airports and other sites and also against commercial fraud, including identity theft, which often is supported by fake IDs.

The ID-CHECK system helps prevent economic loss from check-cashing, credit card and various other frauds utilizing fake IDs. ID-CHECK and IDentiScan units also have the ability to determine whether purchasers of regulated products such as alcohol, tobacco and other age restricted products and services meet minimum age requirements for their sale. The company's software only application, IDN-DLL, can be used with a customer's existing hardware, or with minimal additional hardware components, included in Point-Of-Sale (POS) terminals for multi-lane retailers such as grocery and mass-retail stores.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release words such as "will," "expect," and similar expressions, as they relate to the companies or their management as well as assumptions made by and information currently available to the companies' management identify forward-looking statements. There is no assurance that the combination of Intelli-Check and Northrop Grumman Mission Systems' technologies will result in producing revenue for Intelli-Check or Northrop Grumman Mission Systems. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the companies' filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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NORTHROP GRUMMAN MISSION SYSTEMS CONTACT     INTELLI-CHECK CONTACTS
Chuck Alvord                                 Chuck Burgess/Gillian Angstadt
Director for Business Development            The Abernathy MacGregor Group, Inc.
Global Information Technology Division       212/371-5999
Northrop Grumman Mission Systems
12011 Sunset Hills Road                      Frank Mandelbaum
Reston, Virginia 20190                       Intelli-Check, Inc.
email: chuck.alvord@ngc.com                  516/992-1900
Tel. 703/345.8328 Cell: 703/926.5327

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